Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements (Nos. 2-76378, 2-93760, 33-23580, 33-1032, 33-65507, 333-27111, 333-83317 and 333-40604) on Forms S-8 of our report dated March 5, 2004, appearing in this Annual Report on Form 10-K of Torchmark Corporation for the year ended December 31, 2003.

/S/ DELOITTE & TOUCHE LLP DELOITTE & TOUCHE LLP

Dallas, Texas

March 12, 2004